SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

Blackbaud, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 21, 2005

To The Stockholders:
      NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Blackbaud, Inc. will be held on Tuesday, June 21, 2005 at 10:00 a.m. at the Company’s headquarters located at 2000 Daniel Island Drive, Charleston, South Carolina for the following purposes:

1.	To elect two directors for a three-year term expiring in 2008;

2.	To approve the amendment of our 2004 Stock Plan to increase the number of shares of common stock reserved for issuance thereunder from 1,156,250 to 1,906,250;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.
      These items of business are more fully described in the proxy statement accompanying this notice. Only stockholders of record at the close of business on April 30, 2005 are entitled to notice of and to vote at the meeting.
      All stockholders are cordially invited to attend the meeting in person. To assure your representation at the meeting, however, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. You may revoke your proxy in the manner described in the accompanying proxy statement at any time before it has been voted at the annual meeting. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

For the Board of Directors,
BLACKBAUD, INC.

Andrew L. Howell,
Corporate Secretary
Charleston, South Carolina
April 30, 2005
Your vote is important. In order to assure your representation at the meeting, please complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope.

BLACKBAUD, INC.

PROXY STATEMENT

2005 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 21, 2005
General
      The enclosed proxy is solicited on behalf of the Board of Directors of Blackbaud, Inc. for use at the annual meeting of stockholders to be held Tuesday, June 21, 2005 at 10:00 a.m., local time, at our headquarters located at 2000 Daniel Island Drive, Charleston, South Carolina, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. Only stockholders of record at the close of business on April 30, 2005 are entitled to notice of and to vote at the meeting. On that record date, 42,944,967 shares of our common stock were issued and outstanding.
      These proxy solicitation materials and the Annual Report to Stockholders for the year ended December 31, 2004, including financial statements, were first mailed on or about May 5, 2005 to stockholders entitled to vote at the meeting.
      The purposes of the meeting are:

1.	To elect two directors for a three-year term expiring in 2008;

2.	To approve the amendment of our 2004 Stock Plan to increase the number of shares of common stock reserved for issuance thereunder from 1,156,250 to 1,906,250;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.
Record Date and Shares Outstanding
      Stockholders of record at the close of business on April 30, 2005 are entitled to notice of and to vote at the meeting. At the record date 42,944,967 shares of our common stock were issued and outstanding.
Revocability of Proxies
      Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:

•	filing with the Corporate Secretary of Blackbaud at or before the taking of the vote at the meeting a written notice of revocation bearing a later date than the proxy;

•	duly executing a later-dated proxy relating to the same shares and delivering it to the Corporate Secretary of Blackbaud at or before the taking of the vote at the meeting; or

•	attending the meeting and voting in person (although attendance at the meeting will not in and of itself constitute a revocation of a proxy).
      Any written notice of revocation or subsequent proxy should be delivered to Blackbaud, Inc. at our headquarters located at 2000 Daniel Island Drive, Charleston, South Carolina 29492, Attention: Corporate Secretary, or hand-delivered to the Corporate Secretary before the taking of the vote at the meeting.

Voting
      Each holder of common stock is entitled to one vote for each share held as of the record date with respect to all matters that may be considered at the meeting. Stockholders’ votes will be tabulated by persons appointed by the Board of Directors to act as inspectors of election for the meeting. Abstentions are considered shares present and entitled to vote and, therefore, have the same legal effect as a vote against a matter presented at the meeting. Any shares held in street name for which the broker or nominee receives no instructions from the beneficial owner, and as to which such broker or nominee does not have discretionary voting authority under applicable rules, will be considered as shares not entitled to vote and will therefore not be considered in the tabulation of the votes but will be considered for purposes of determining the presence of a quorum.
Solicitation of Proxies
      The expense of soliciting proxies in the enclosed form will be borne by Blackbaud. In addition, we might reimburse banks, brokerage firms, and other custodians, nominees and fiduciaries representing beneficial owners of our common stock, for their expenses in forwarding soliciting materials to those beneficial owners. Proxies may also be solicited by our directors, officers or employees, personally or by telephone, telegram, facsimile or other means of communication. We do not intend to pay additional compensation for doing so.
Deadline for Receipt of Stockholder Proposals
      Stockholders may present proposals for action at meetings of stockholders only if they comply with the proxy rules established by the SEC, applicable Delaware law and our bylaws, a copy of which was filed as Exhibit 3.2 to our Registration Statement on Form S-1/ A filed with the SEC on April 6, 2004. No stockholder proposals were received for consideration at our 2005 annual meeting of stockholders.
      Under SEC rules, in order for a stockholder proposal to be included in our proxy solicitation materials for our 2006 annual meeting of stockholders, it must be delivered to our Corporate Secretary at our principal executive offices by January 2, 2006; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after June 21, 2006, notice by the stockholder must be delivered not later than the close of business on the later of (1) the 90th day prior to the 2006 annual meeting or (2) the 10th day following the day on which public announcement of the date of the meeting is first made.
      Under our bylaws, in order for a stockholder to bring any business before a stockholder meeting, the stockholder must provide us written notice not more than seventy-five (75) and not less than forty-five (45) days before the meeting in writing by registered mail, return receipt requested. Any such notice shall set forth the following as to each matter the stockholder proposes to bring before the meeting: (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting and, if such business includes a proposal to amend our bylaws, the language of the proposed amendment; (b) the name and address, as they appear on our corporate books, of the stockholder proposing such business; (c) the class and number of our shares that are beneficially owned by such stockholder; (d) a representation that the stockholder is a holder of record of stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business; and (e) any material interest of the stockholder in such business. In the absence of such notice to the Corporation meeting the above requirements, a stockholder shall not be entitled to present any business at any meeting of stockholders.

PROPOSAL ONE
ELECTION OF DIRECTORS
Nominees
      Our Board of Directors consists of six directors, which are divided into three classes, each of whose members serve for a staggered three-year term. The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting for a full three-year term. Our Class A directors, Paul V. Barber and Marco W. Hellman, have been nominated to fill a three-year term expiring in 2008. The two other classes of directors, who were elected for terms expiring at the annual meetings in 2006 and 2007, respectively, will remain in office.
      Unless a proxy is marked to withhold authority to vote, the proxy holders will vote the proxies received by them for the two Class A nominees named below, each of whom is currently a director and each of whom has consented to be named in this proxy statement and to serve if elected. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by the Board of Directors to fill the vacancy. We do not expect that any nominee will be unable or will decline to serve as a director.
      The Board of Directors unanimously recommends voting “FOR” the two Class A nominees listed below.
      The name of and certain information regarding each Class A nominee is set forth below, together with information regarding our Class B and Class C directors remaining in office. This information is based on data furnished to us by the nominees and directors. There are no family relationships among directors, director nominees or executive officers of Blackbaud. The business address for each nominee for matters regarding Blackbaud is 2000 Daniel Island Drive, Charleston, South Carolina 29492.

Name — Director Since	Age (1)	Position(s) With Blackbaud

Class A Nominees for Terms Expiring in 2008
Paul V. Barber — October 1999	43	Director
Marco W. Hellman — October 1999	43	Chairman of the Board
Class B Directors with Terms Expiring in 2006
Dr. Sandra J. Hernández — July 2002	47	Director
Andrew M. Leitch — February 2004	61	Director
Class C Directors with Terms Expiring in 2007
Robert J. Sywolski — March 2000	67	President, Chief Executive Officer and Director
David Tunnell — October 1999	34	Director

(1)	As of April 30, 2005.
      Paul V. Barber has served on our Board of Directors since October 1999. Mr. Barber has been a General Partner with JMI Equity Fund since 1998. He also serves on the boards of several privately held companies. Mr. Barber holds an AB in economics from Stanford University and an MBA from Harvard Business School.
      Marco W. Hellman has been a member of our Board of Directors since October 1999. Mr. Hellman was an associate and a Managing Director with Hellman & Friedman LLC between August 1987 and February 2001. Mr. Hellman holds an AB from University of California at Berkeley and an MBA from Harvard Business School.
      Dr. Sandra R. Hernández has served on our Board of Directors since July 2002. Ms. Hernández has served as the Chief Executive Officer of The San Francisco Foundation since September 1997. She has also been an Assistant Clinical Professor at the School of Medicine at the University of California at San Francisco since 1992 and has worked as a medical attending physician at the AIDS clinic at the San Francisco General Hospital. She serves on the Board of Directors of a number of nonprofit organizations, including the Lucille Packard Children’s Hospital, the American Foundation for AIDS Research and the Corporation for Supportive Housing. She holds a BA in psychology from Yale University and an MD from Tufts University School of Medicine.
      Andrew M. Leitch was appointed to our Board of Directors in February 2004. Mr. Leitch was with Deloitte & Touche LLP for over 27 years, most recently serving as the Vice Chairman of the Management Committee, Hong Kong from September 1997 to March 2000. Mr. Leitch also serves on the board of directors of Aldila, Inc., Wireless Facilities, Inc., Citicorp Everbright China Fund Limited, Education OnLine USA, Inc., Consolidated Press International Limited, and Publishing and Broadcasting International Limited. Mr. Leitch is a Canadian chartered accountant and a licensed CPA in New York.
      Robert J. Sywolski has served as our President, Chief Executive Officer and a member of our Board of Directors since March 2000. From May 1998 until February 2000, Mr. Sywolski was a general partner at JMI Equity Fund, a private investment group. Prior to that, he spent 12 years as the Chairman and CEO of the North American Operations of Cap Gemini, a systems integration, management consulting and information technology services company. A member of the Association of Fundraising Professionals, Mr. Sywolski serves on the boards of the Medical University of South Carolina Cardiovascular Institute, the South Carolina Aquarium and ePhilanthropyFoundation.org. He also serves on the boards of the Health Science Foundation of the Medical University of South Carolina and METASeS. Mr. Sywolski holds a BA in electrical engineering from Widener University and an MBA from Long Island University.
      David R. Tunnell has served on our Board of Directors since October 1999. Mr. Tunnell joined Hellman & Friedman LLC in 1994 and currently serves as a Managing Director of that company. He serves on the board of directors of Arch Capital Group Ltd. and Vertafore, Inc. Mr. Tunnell holds a BA from Harvard College and an MBA from Harvard Business School.
Required Vote
      The two nominees receiving the highest number of affirmative votes of the common stock present or represented and entitled to be voted for them shall be elected as directors. Abstentions or votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but they have no legal effect on the election under Delaware law.
CORPORATE GOVERNANCE MATTERS
Director Independence and Board Composition
      Our Board is currently composed of six directors, five of whom our Board has determined to be independent within the meaning of the Nasdaq Marketplace Rules. These five directors are Dr. Hernández and Messrs. Barber, Hellman, Leitch and Tunnell. As part of such determination of independence, our Board has affirmatively determined that none of these five directors have a relationship with Blackbaud that would interfere with the exercise of independent judgment in carrying out their responsibilities as directors. Mr. Sywolski, our President and Chief Executive Officer, is the only member of management serving as a director.
      Our bylaws provide that the number of directors constituting the Board of Directors shall not be less than five nor more than nine, and the exact number of directors may be fixed or changed, within this range, by resolution adopted by the affirmative vote of a majority of the directors then in office. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors.

Board Meetings and Committees
      Our Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each committee is comprised entirely of independent directors in accordance with Nasdaq Marketplace Rules.
      Our Audit Committee is comprised of Andrew M. Leitch, Chairman, Paul V. Barber and Dr. Sandra J. Hernández, and the Board of Directors has determined that Mr. Leitch is an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K promulgated by the SEC. The Audit Committee provides assistance to our Board of Directors in its oversight of the integrity of our financial statements, the qualifications and independence of our independent registered public accounting firm, the performance of our internal audit functions, the procedures undertaken by the independent registered public accounting firm and our compliance with other regulatory and legal requirements.
      Our Compensation Committee is comprised of Marco W. Hellman, Chairman, Paul V. Barber and David R. Tunnell. The Compensation Committee reviews and makes recommendations to our Board of Directors concerning the compensation and benefits of our executive officers and directors, administers our stock option and employee benefit plans, and reviews general policy relating to compensation and benefits.
      Our Nominating and Corporate Governance Committee is comprised of Paul V. Barber, Chairman, Andrew M. Leitch and David R. Tunnell. The Nominating and Corporate Governance Committee is responsible for identifying and recommending qualified nominees to serve on our Board of Directors as well as developing and overseeing our internal corporate governance processes.
      Each of our committees operates pursuant to a formal written charter. The charters for each committee, which have been adopted by the Board of Directors, contain a detailed description of the respective committee’s duties and responsibilities and are available under Corporate Governance in the Business – Investor Relations section of our website at www.blackbaud.com. In addition, the written charter for our Audit Committee is attached as Appendix A hereto.
Information Regarding Meetings
      During 2004, the Board of Directors held six meetings, the Audit Committee held four meetings, and the Compensation Committee held three meetings and acted once by unanimous written consent. Our Nominating and Corporate Governance Committee was formed after our directors were elected in 2004 and therefore did not hold a meeting in 2004. No director attended fewer than 75% of the aggregate of all meetings of the Board of Directors, and the committees on which he or she served, during 2004.
      Although we do not have a formal written policy with respect to Board members’ attendance at our annual meetings of stockholders, we strongly encourage all directors to attend.
Selection of Nominees for the Board of Directors
      The Nominating and Corporate Governance Committee of our Board of Directors has the responsibility for establishing the criteria for recommending which directors should stand for re-election to our Board and the selection of new directors to serve on our Board. In addition, the Committee is responsible for establishing the procedures for our stockholders to nominate candidates to the Board. Although the Committee has not formulated any specific minimum qualifications for director candidates, it has determined that desirable characteristics include strength of character, mature judgment, career specialization, relevant technical skills, diversity and independence.
      Our bylaws permit any stockholder of record to nominate directors. Stockholders wishing to nominate a director must deliver written notice of the nomination by registered mail, return receipt requested, to the Corporate Secretary at our principal executive offices not more than seventy-five (75) and not less than forty-five (45) days before the meeting at which directors are to be elected. Any such notice shall set forth: (a) all information relating to the director nominee that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including each nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (b) the name and address, as they appear on our corporate books, of the nominating stockholder; (c) the class and number of our shares that are beneficially owned by the nominating stockholder; (d) a representation that the nominating stockholder is a holder of record of our stock, is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the director; and (e) any and all material agreements that the stockholder has with the director nominee. The Nominating and Corporate Governance Committee will evaluate a nominee recommended by a stockholder in the same manner in which the Committee evaluates nominees recommended by other persons.
Code of Business Conduct and Code of Ethics
      Our Board of Directors has adopted a code of business conduct and ethics that applies to all of our directors and employees. Our Board has also adopted a separate code of ethics for our Chief Executive Officer and all senior financial officers, including our Chief Financial Officer and the principal accounting officer or controller, or persons performing similar functions. We will provide copies of our code of business conduct and code of ethics without charge upon request. To obtain a copy of our code of conduct and code of ethics, please send your written request to Blackbaud, Inc., 2000 Daniel Island Drive, Charleston, South Carolina 29492, Attn: General Counsel. Our code of business conduct and code of ethics are also available under Corporate Governance in the Business – Investor Relations section of our website at www.blackbaud.com.
Communications with the Board of Directors
      Stockholders who wish to communicate with members of the Board, including the independent directors individually or as a group, may send correspondence to them in care of our Corporate Secretary at our principal executive offices. Such communication will be forwarded to the intended recipient(s). We currently do not intend to have our Corporate Secretary screen this correspondence, but we may change this policy if directed by the Board due to the nature or volume of the correspondence.
Compensation Committee Interlocks and Insider Participation
      The members of the Compensation Committee for 2004 were Paul V. Barber, Marco W. Hellman and David R. Tunnell. None of these individuals was at any time during 2004 or at any other time an officer or employee of ours. Robert J. Sywolski, our President and Chief Executive Officer, participated in discussions and decisions regarding salaries and incentive compensation for all of our executive officers, except he was and is excluded from discussions regarding his own salary and incentive stock compensation. No member of our Compensation Committee serves or in the past has served as a member of another entity, which entity has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.
Compensation of Directors
      We pay non-employee members of our Board of Directors an annual cash retainer of $7,500 and $3,000 for each of our regularly scheduled quarterly Board meeting attended in person. In addition, we pay each non-employee director $1,000 for each non-scheduled Board meeting or committee meeting attended by telephone. We also pay $10,000 annually to Mr. Hellman for serving as our non-employee chairperson of the Board of Directors and $5,000 annually to Mr. Leitch for serving as the chairperson of the Audit Committee.
      Upon joining our Board of Directors, we grant each non-employee director a one-time option to purchase that number of shares of common stock equal to the quotient of $120,000 divided by the fair market value of our common stock on the date of grant, vesting over three years. Each non-employee member of the Board of Directors will also receive an annual option grant to purchase that number of shares of common stock equal to the quotient of $40,000 divided by the fair market value of our common stock on the date of grant, such option to vest over three years. In addition, we pay Mr. Hellman, as non-employee chairperson of the Board of Directors, an annual option grant to purchase that number of shares of common stock equal to the quotient of $180,000 divided by the fair market value of our common stock on the date of grant, such option to vest over three years. The exercise price for all these option grants will be the fair market value on the date of grant.
PROPOSAL TWO
AMENDMENT OF THE 2004 STOCK PLAN
      Our 2004 Stock Plan, a summary of the terms of which is provided below, was adopted and approved by the Board of Directors and stockholders in March 2004. A total of 1,906,250 shares of common stock have been reserved for issuance under the 2004 Stock Plan, 750,000 of which are subject to stockholder approval at the meeting. As of April 30, 2005, options for 501,415 shares were outstanding under the 2004 Stock Plan at a weighted average exercise price of $9.33 per share, leaving 654,835 shares available for issuance.
      The 2004 Stock Plan, currently administered by our Compensation Committee, authorizes our Board of Directors or Compensation Committee to grant stock options and other equity awards to eligible employees, directors and consultants of Blackbaud and is structured to allow the Board of Directors or Compensation Committee broad discretion in creating equity incentives. We believe that equity awards made under the 2004 Stock Plan are an important incentive for our employees. Equity awards, including option grants, are a significant part of our ability to attract, retain and motivate people whose skills and performance are critical to our success. Blackbaud has a standing practice of linking key employee compensation to corporate performance because we believe that this increases employee motivation to improve stockholder value. We have, therefore, consistently included equity incentives as a significant component of compensation for our employees.
      As of the record date, we had approximately 930 employees and expect that number to increase as we continue to expand our operations and market our products and services. In addition, in order to retain the services of existing employees as we mature, it might be necessary to grant additional options to such employees as older options become fully vested. The Board of Directors believes that the remaining 654,835 shares of common stock reserved for issuance under the 2004 Plan are insufficient to accomplish the purposes of the 2004 Stock Plan as described above.
Vote Required
      Approval of the amendment to the 2004 Stock Plan requires the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock present or represented at the meeting. In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the meeting and the total number of shares represented and voting on this proposal. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the approval of this proposal.
The Board of Directors unanimously recommends that the stockholders vote “For” the amendment of the 2004 Stock Plan.
Summary of the Terms of the 2004 Stock Plan
      Eligibility and Administration. All of our employees, directors and consultants are eligible to receive grants under the 2004 Stock Plan. The Compensation Committee of the Board of Directors currently administers the 2004 Stock Plan, and subject to the restrictions of the 2004 Stock Plan, determines who is granted options or other awards allowed under the 2004 Stock Plan, the terms granted, including the exercise price, the number of shares subject to the award and the award’s exercisability.

      Stock Options. The 2004 Stock Plan provides for the grant of “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or the Code, solely to employees (including officers and employee directors), and nonstatutory stock options to employees, directors and consultants.
      The exercise price of options granted under the 2004 Stock Plan is determined on the date of grant, and in the case of incentive stock options must be at least 100% of the fair market value per share at the time of grant. The exercise price of any incentive stock option granted to an employee who owns stock possessing more than 10% of the voting power of our outstanding capital stock must equal at least 110% of the fair market value of the common stock on the date of grant. The aggregate fair market value of common stock (determined as of the date of the option grant) for which incentive stock options may for the first time become exercisable by any individual in any calendar year may not exceed $100,000. Payment of the exercise price may be made by delivery of cash or a check, or, in the discretion of the Compensation Committee, the exercise price may be paid through any other form of consideration and method of payment permitted by law and the 2004 Stock Plan, including the delivery of shares of already-owned shares of our common stock, the delivery of a promissory note, the surrender of certain shares subject to the stock option, the delivery of proceeds from the sale of shares to be purchased pursuant to the stock option that are subject to a market sell order, or any combination of the foregoing.
      Options granted to employees and directors under the 2004 Stock Plan generally become exercisable in increments, based on the optionee’s continued employment or service with us, over a period of four years. The term of an incentive stock option may not exceed 10 years. Options granted under the 2004 Stock Plan, whether incentive stock options or nonstatutory options, generally expire 10 years from the date of grant, except that incentive stock options granted to an employee who owns stock possessing more than 10% of the voting power of our outstanding capital stock are not exercisable for longer than five years after the date of grant. Incentive stock options granted pursuant to the 2004 Stock Plan are not transferable by the optionee, other than by will or the laws of descent and distribution, and will be exercisable during the optionee’s lifetime only by the optionee. Generally, in the event of our consolidation or merger with or into another corporation or a sale of all or substantially all of our assets, all outstanding options under the 2004 Stock Plan will accelerate and become fully exercisable upon consummation of such consolidation, merger or sale of assets unless appropriate provision is made for the continuation of the options by the successor entity.
      Stock Purchases. Shares of common stock may be sold to participants under the 2004 Stock Plan as an incentive for the performance of past or future services to us. The Compensation Committee may determine the purchase price to be paid for such stock and other terms of such purchase.
      Stock Bonuses. Awards of common stock may be made to participants under the 2004 Stock Plan for services performed for us. The Compensation Committee will determine the stock bonuses, if any, to be awarded.
      Amendment. Our Board of Directors may amend the 2004 Stock Plan at any time or from time to time or may terminate the 2004 Stock Plan without the approval of the stockholders, provided that stockholder approval will be required for any amendment to the 2004 Stock Plan that (1) increases the total number of shares reserved thereunder, (2) changes the provisions regarding eligibility for incentive stock options, (3) changes the requirements that the exercise price of an incentive stock option be set at the fair market value of our common stock at the time of grant, or (4) extends the expiration date of the 2004 Stock Plan beyond 10 years. However, no action by the Board of Directors or stockholders may alter or impair any option previously granted under the 2004 Stock Plan. The Board may accelerate the exercisability of any option or waive any condition or restriction pertaining to such option at any time. The 2004 Stock Plan will terminate in March 2014, unless terminated sooner by the Board.
Tax Consequences of Awards Under the 2004 Stock Plan
      Incentive Stock Options. An optionee who is granted an incentive stock option under the 2004 Stock Plan will generally not recognize taxable income either at the time the option is granted or upon its exercise, although the exercise will increase the optionee’s alternative minimum taxable income by an amount equal to the difference, if any, between the fair market value of the shares at the time of exercise and the option’s exercise price, and therefore may subject the optionee to the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and more than one year after exercising the option, any gain or loss will be treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of sale or exchange equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option’s exercise or (ii) the sale price of the shares. We will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the optionee’s holding period with respect to such shares.
      Nonstatutory Stock Options. All other options that do not qualify as incentive stock options under the 2004 Stock Plan are referred to as “nonstatutory options”. Generally, an optionee will not recognize any taxable income at the time he or she is granted a nonstatutory option. Upon its exercise, however, the optionee will generally recognize taxable ordinary income measured as the excess of the then-fair market value of the shares acquired over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an optionee who is also one of our employees will be subject to tax withholding by us. We will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a nonstatutory option. Upon resale of such shares by the optionee, any difference between the sales price received and the fair market value for the shares on the date of exercise of the option will be treated as long-term or short-term capital gain or loss, depending on the optionee’s holding period with respect to such shares.
      Restricted Stock. A recipient of restricted stock, or any other stock award under the 2004 Stock Plan that is subject to a substantial risk of forfeiture, generally will be subject to tax at ordinary income rates on the excess over the purchase price, if any, of the fair market value of the restricted stock, or other stock award, at such time that the stock is no longer subject to forfeiture and restrictions on transfer for purposes of Section 83 of the Code. However, a recipient who elects under Code Section 83(b) within 30 days of the date of transfer of the shares to be taxed at the time of the award will have taxable ordinary income equal to the excess of the fair market value of such shares on the date of the award, determined without regard to the restrictions, over the purchase price, if any, of such restricted stock or other stock award. We will be entitled to a compensation deduction for federal income tax purposes in the year the participant is taxable, and the amount of our deduction will equal the ordinary income realized by the participant as a result of the restricted stock or other stock award.
      Stock Bonuses. The grant of a stock bonus to a participant under the 2004 Stock Plan will be included in that participant’s income as compensation in that year. The participant will recognize ordinary income in the amount of the fair market value of the common stock awarded. We will be entitled to a deduction for compensation in an equal amount.
      The foregoing is only a summary, based on the current Code and Treasury Regulations thereunder, of the federal income tax consequences to the optionee or other award recipient and our company with respect to the grant and exercise of options and the grant of other awards under the 2004 Stock Plan, does not purport to be complete, and does not discuss the tax consequences of the optionee’s or award recipient’s death or the income tax laws of any municipality, state or foreign country in which an optionee may reside.

PROPOSAL THREE
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      The Audit Committee of our Board of Directors has selected the independent registered public accounting firm of PricewaterhouseCoopers LLP to audit our consolidated financial statements for the fiscal year ending December 31, 2005 and recommends that stockholders vote for ratification of such appointment. Notwithstanding the selection and ratification, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time, if it believes doing so would be in our best interests and the best interests of our stockholders. In the event of a negative vote on ratification, the Audit Committee will reconsider, but might not change, its selection.
      PricewaterhouseCoopers LLP has audited our financial statements annually since 2000. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
Vote Required
      Approval of the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm requires the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock entitled to vote and present or represented at the meeting.
      In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the meeting and the total number of shares represented and voting on this proposal. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the approval of this proposal.
The Board of Directors unanimously recommends that stockholders vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
      The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 30, 2005 for the following:

•	each person or entity known to own beneficially more than 5% of the outstanding common stock;

•	each director;

•	each of the executive officers named in the Summary Compensation table; and

•	all directors and executive officers as a group.
      Applicable percentage ownership is based on 42,944,967 shares of common stock outstanding as of April 30, 2005, together with applicable options for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. Common stock subject to options currently exercisable, or exercisable within 60 days after April 30, 2005, are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options, but are not deemed outstanding for computing the percentage ownership of any other person.

	Shares	Percentage
	Beneficially	Beneficially
Five Percent Stockholders, Directors And Executive Officers	Owned	Owned

Hellman & Friedman Capital Partners III, L.P.(1)	26,506,731	61.72%
H&F Orchard Partners III, L.P.(1)	1,948,299	4.54%
H&F International Partners III, L.P.(1)	580,715	1.35%
David R. Tunnell(2)	29,035,745	67.61%
Robert J. Sywolski(3)	3,524,244	7.58%
Paul V. Barber(4)	2,081,415	4.85%
Timothy V. Williams(5)	625,000	1.43%
Louis J. Attanasi(6)	384,170	*
Charles T. Cumbaa(5)	287,500	*
Gerard J. Zink(7)	243,679	*
Christopher R. Todd(5)	161,713	*
Germaine M. Ward(5)	160,400	*
Edward M. Roshitsh(5)	125,000	*
Laura W. Kennedy(5)	102,433	*
Heidi H. Strenck(5)	75,297	*
Anthony J. Powell(5)	26,951	*
Dr. Sandra R. Hernández(5)	18,750	*
Richard S. Braddock, Jr.(5)	17,500	*
Andrew L. Howell(5)	11,875	*
Andrew M. Leitch(5)	4,425	*
Marco W. Hellman(8)	—	—
All executive officers and directors as a group (18 persons)(9)	36,886,097	75.97%

*	Less than one percent.

(1)	Hellman & Friedman Capital Partners III, L.P., H&F Orchard Partners III, L.P. and H&F International Partners III, L.P. are referred to as the “H&F Funds”. H&F Investors III is the sole general partner of the H&F Funds. Investment decisions for the H&F Funds with respect to the Blackbaud shares are made by the investment committee of H&F Investors III which is currently composed of Brian Powers, Warren Hellman, Thomas Steyer and Matthew Barger, each of whom disclaims beneficial ownership in the Blackbaud shares except to the extent of his pecuniary interest therein. Membership of the investment committee is subject to change from time to time. The address for each of the H&F Funds is One Maritime Plaza, 12th Floor, San Francisco, California 94111.

(2)	Consists entirely of those shares held by the H&F Funds described in footnote 1. Mr. Tunnell serves as a Managing Director of Hellman & Friedman LLC and an officer of H&F Investors III. Mr. Tunnell disclaims beneficial ownership of these shares except to the extent of his indirect pecuniary interest therein.

(3)	Consists solely of shares of common stock obtainable upon the exercise of stock options. Does not include shares held by JMI Associates IV, LLC, of which Mr. Sywolski is a member.

(4)	Consists entirely of those shares held by JMI Equity Fund IV, L.P., JMI Euro Equity Fund IV, L.P., JMI Equity Fund IV (A1), L.P. and JMI Equity Side Fund, L.P., of which Mr. Barber serves as a general partner. Mr. Barber disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(5)	Consists solely of shares of common stock obtainable upon the exercise of stock options.

(6)	Includes 50,078 shares held by the 1999 Attanasi Family Trust and 232,693 shares of common stock obtainable upon the exercise of stock options.

(7)	Includes 232,693 shares of common stock obtainable upon the exercise of stock options.

(8)	Excludes shares held by the H&F Funds, of which Mr. Hellman is a limited partner (see footnote 1). Mr. Hellman may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 of the Exchange Act) in a portion of the shares beneficially owned by the H&F Funds.

(9)	Includes the shares and shares underlying stock options specified in footnotes (2)–(8).

EXECUTIVE COMPENSATION AND OTHER MATTERS
Executive Compensation
      The following table sets forth summary information relating to compensation paid for services rendered for our fiscal year ended December 31, 2004 and 2003, with respect to the compensation paid and bonuses granted to our Chief Executive Officer as well as each of our other four most highly compensated executive officers, each of whose aggregate compensation during the last fiscal year was greater than $100,000. For purposes of this prospectus, we will refer to the executive officers named in the table below as the named executive officers.
Summary Compensation Table

					Long-Term
					Compensation
		Annual Compensation			Awards

	Fiscal				Stock	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Other(2)	Options	Compensation(3)

Robert J. Sywolski	2004	$525,000	$486,840	$7,798	—	$5,683
President and Chief	2003	525,000	563,736	$8,625	—	4,888
Executive Officer

Timothy V. Williams	2004	$275,000	$107,389	$8,400	—	$7,165
Vice President and Chief	2003	275,000	134,971	8,400	—	6,607
Financial Officer

Charles T. Cumbaa	2004	$255,000	$134,317	—	—	$7,872
Vice President of Services	2003	255,000	112,885	—	—	6,583
and Development

Louis J. Attanasi	2004	$255,000	$122,401	$8,400	—	$7,135
Vice President of Strategic	2003	255,000	125,155	8,400	—	—
Technologies

Edward M. Roshitsh	2004	$225,000	$135,000	$6,000	—	$8,817
Vice President of Sales	2003	225,000	130,000	6,000	—	2,947

(1)	Includes a reimbursement for tax preparation of $5,000 in each of 2004 and 2003 for Mr. Sywolski.

(2)	Represents a perquisite for the dollar value of the use of a company automobile for Mr. Sywolski and an automobile allowance for each of Mr. Williams, Mr. Attanasi and Mr. Roshitsh.

(3)	Includes the following for each individual:

•	For Mr. Sywolski, $4,644 and $3,981 for a matching contribution under our 401(k) plan and a payment of $1,040 and $907 for life insurance premiums in 2004 and 2003, respectively;

•	For Mr. Williams, $6,500 and $6,000 for a matching contribution under our 401(k) plan and a payment of $665 and $607 for life insurance premiums in 2004 and 2003, respectively;

•	For Mr. Cumbaa, $6,500 and $6,000 for a matching contribution under our 401(k) plan and a payment of $635 and $583 for life insurance premiums in 2004 and 2003, respectively, and an equipment subsidy of $738 in 2004;

•	For Mr. Attanasi, $6,500 and $6,000 for a matching contribution under our 401(k) plan and a payment of $635 and $583 for life insurance premiums in 2004 and 2003, respectively; and

•	For Mr. Roshitsh, $8,228 and $2,400 for a matching contribution under our 401(k) plan and a payment of $589 and $547 for life insurance premiums in 2004 and 2003, respectively.

Option Grants in Last Fiscal Year
      There were no grants of stock options to any of our named executive officers during the fiscal year ended December 31, 2004.
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
      No named executive officers exercised any options during the fiscal year ended December 31, 2004.
      The following table sets forth information about the exercisable and unexercisable options held by the named executive officers as of December 31, 2004. The “Value of unexercised in-the-money options at December 31, 2004” is calculated based on the difference between $14.64, the closing price on December 31, 2004, and the exercise price for the shares underlying the option, multiplied by the number of shares issuable upon exercise of the option. All options were granted under our 1999, 2000 or 2001 Stock Option Plan.

	Number of shares underlying		Value of unexercised
	unexercised options		in-the-money options
	at December 31, 2004		at December 31, 2004

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Robert J. Sywolski	3,524,244	—	$34,678,561	$—
Timothy V. Williams	625,000	—	6,150,000	—
Charles T. Cumbaa	250,000	125,000	2,420,000	1,190,000
Louis J. Attanasi	232,693	17,307	2,278,623	159,224
Edward M. Roshitsh	250,000	—	2,460,000	—
Employment and Severance Agreements
      In April 2004, we entered into a two-year employment agreement with Robert J. Sywolski to serve as our President and Chief Executive Officer. Under the agreement, Mr. Sywolski is entitled to an annual base salary of $525,000 per year, subject to periodic review and adjustment by our compensation committee. Mr. Sywolski is also entitled to receive an annual bonus, 80% of which is based on attainment of revenue and Adjusted EBITDA goals and 20% of which is based on the subjective evaluation of Mr. Sywolski’s performance by the compensation committee. Mr. Sywolski’s bonus is targeted at 80% of his annual base salary, but can increase to approximately 150% of his annual base salary if we exceed our revenue and Adjusted EBITDA goals and Mr. Sywolski qualifies for the full amount of the subjective portion of his bonus. In addition, Mr. Sywolski’s bonus may be less than 80% of his base salary if we do not meet our revenue and Adjusted EBITDA goals or he does not qualify for the full amount of the subjective portion of this bonus. For purposes of this bonus calculation, Adjusted EBITDA means the sum of the following determined on a consolidated basis, without duplication, for us and our subsidiaries in accordance with generally accepted accounting principles: (a) net income plus (b) the sum of the following to the extent deducted in determining net income (i) income and franchise taxes, (ii) interest expense, (iii) bonus expense and (iv) amortization, depreciation and other non-cash charges (including non-cash stock compensation charges) less (c) interest income and any extraordinary gains.
      Subject to certain exceptions, Mr. Sywolski is entitled to a severance payment equal to his base salary for the remainder of the term of the agreement if we terminate his employment without cause, if he is constructively terminated or if he terminates his employment upon a change in control. Pursuant to our prior employment agreement with Mr. Sywolski dated March 2000, we also granted Mr. Sywolski an option to purchase 3,524,244 shares of our common stock. Among other things, this option requires us to pay Mr. Sywolski 10% of his gain upon exercise, in order to help satisfy his tax obligations. Mr. Sywolski has agreed to certain confidentiality and non-competition provisions in his employment agreement.
      We have also entered into at-will employment agreements with Timothy V. Williams, Charles T. Cumbaa, Louis J. Attanasi and Edward M. Roshitsh to employ each officer in their current positions, which agreements are dated January 2, 2001, May 16, 2001, December 17, 2002 and September 1, 2000,

respectively. The relevant agreement provides for a base salary in the amount of $275,000 for Mr. Williams, $255,000 for Mr. Cumbaa, $255,000 for Mr. Attanasi and $225,000 for Mr. Roshitsh, each of which are subject to increase at the discretion of the board of directors or the compensation committee. Messrs. Williams, Cumbaa and Attanasi are entitled to receive an annual bonus equal to a certain percentage of their base salary (40% for Mr. Williams and Mr. Attanasi, and 45% for Mr. Cumbaa) based upon Blackbaud’s attainment of revenue and Adjusted EBITDA (computed as discussed above for Mr. Sywolski) goals, provided that the bonus for each officer can be increased up to two times the target bonus if we exceed our revenue and Adjusted EBITDA goals. Mr. Roshitsh is entitled to receive an annual bonus equal to 50% of his base salary based upon Blackbaud’s attainment of sales goals and Blackbaud Europe’s revenue goals, provided that his bonus can be increased up to two times the target bonus if these sales and revenue goals are exceeded. In addition, the bonus amount of each executive is subject to increase or decrease based on the subjective evaluation of each officer by the compensation committee, but in no event will the bonus exceed two times the target bonus for such executive officer.
      Each officer may participate in our executive bonus plan and all other employee benefit plans that we offer. Each agreement prohibits the officer from entering into employment with any direct competitor and from soliciting any employee of ours to leave us while the agreement is in effect and for two years after termination of the agreement. None of the agreements provide for any severance payments. The agreements have no set term.
EQUITY COMPENSATION PLAN INFORMATION
      The following table provides information as of December 31, 2004 on all of our equity compensation plans currently in effect.

	(a)	(b)	(c)

	Number of		Number of securities
	securities to be		remaining available for
	issued upon	Weighted-average	issuance under equity
	exercise of	price of	compensation plans
	outstanding options,	outstanding options,	(excluding securities
Plan category	warrant and rights	warrant and rights	reflected in column (a))

Equity compensation plans approved by security holders
2004 Stock Plan	501,615	$9.13	654,635
2001 Stock Option Plan	4,000,513	$5.09	—
1999 Stock Option Plan	1,798,025	$4.80	—

Equity compensation plans not approved by security holders
2000 Stock Option Plan	3,524,244	$4.80	—
CERTAIN TRANSACTIONS
      Our policy regarding transactions with affiliates is that they should be made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All transactions between us and our will be approved by our Audit Committee or a majority of the disinterested directors, and will continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties. We describe below agreements we have with one or more of our officers, directors, principal stockholders and their affiliates under which payments exceeding $60,000 were made in 2004.
      Lease agreement. We entered into a lease agreement dated as of October 13, 1999 with Duck Pond Creek, LLC to lease the space for our headquarters in Charleston, South Carolina. Duck Pond Creek is a South Carolina limited liability company, 60% of which is owned by Anthony E. Bakker, a stockholder who beneficially owned approximately 14% of our capital stock prior to our initial public offering in July 2004, and 4% of which is owned by each of Louis J. Attanasi and Gerard J. Zink, two of our named executive officers. Under this lease, we made payments to Duck Pond Creek totaling approximately $4.3 million in 2004. The term of the lease is for 10 years with two five-year renewal options. The current annual base rent of the lease is approximately $4.3 million. The base rate escalates annually at a rate equal to the change in the consumer price index, as defined in the agreement. Based on publicly-available survey data on office space rental rates in our area at the time we entered into the lease, we believe that this lease agreement is on terms at least as favorable to us as could have been obtained from an unaffiliated third party.
      Naming rights agreement. We are party to a trademark license and promotional agreement dated as of October 13, 1999 with Charleston Battery, Inc., pursuant to which we pay to Charleston Battery, Inc. an annual fee for the naming rights to a stadium located in Charleston, South Carolina named “Blackbaud Stadium”. Charleston Battery is principally owned by Anthony E. Bakker, a stockholder who beneficially owned approximately 14% of our capital stock prior to our initial public offering in July 2004. Under this agreement, we made payments to Charleston Battery of $200,000 in 2004. This agreement is scheduled to terminate in October 2009. While we did not evaluate fees payable for naming rights to similarly sized stadiums in comparable markets, if any, we believe that the terms of this agreement are at least as favorable to us as could have been obtained from an unaffiliated third party.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC and Nasdaq, with copies to us. Based solely on a review of the copies of forms received by us and written representations from reporting persons, we believe that during 2004, our officers, directors and 10% stockholders complied with all applicable Section 16(a) filing requirements except that Forms 4 reporting the receipt of options to purchase 5,000 shares by each of Paul V. Barber, Sandra J. Hernández, Andrew M. Leitch and David R. Tunnell and 22,500 shares by Marco W. Hellman were due on July 26, 2004 and were filed on October 5, 2004.

REPORT OF THE COMPENSATION COMMITTEE OF THE
BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION
      Notwithstanding any statement to the contrary in any of our previous or future filings with the SEC, this Report of the Compensation Committee of the Board of Directors shall not be deemed “filed” with the SEC or “soliciting material” under the Exchange Act and shall not be incorporated by reference into any such filings.
Introduction
      The Compensation Committee of our Board of Directors was established in February 2004 and is composed solely of independent directors. The members of the Compensation Committee for 2004 were Paul V. Barber, Marco W. Hellman and David R. Tunnell. In general, the Committee reviews and makes recommendations to our Board of Directors concerning the compensation and benefits of our executive officers and directors, administers our stock option and employee benefit plans, and reviews general policy relating to compensation and benefits. With respect to the compensation of its Chief Executive Officer, the Committee reviews and approves the various elements of the Chief Executive Officer’s compensation. With respect to other executive officers, the Committee reviews the recommendations for such individuals presented by the Chief Executive Officer and the bases therefor.
General Compensation Philosophy
      The primary objectives of our executive compensation policies include the following:

•	To attract, motivate and retain a highly qualified executive management team;

•	To link executive compensation to our financial performance as well as to defined individual management objectives established by the Committee;

•	To compensate competitively with the practices of similarly situated companies; and

•	To create management incentives designed to enhance stockholder value.
      To execute our continuing growth plans, we need to increase the size and maintain the quality of our sales force, software development staff and our professional services organization. To meet our objectives successfully, we must attract and retain highly qualified personnel with specialized skill sets focused on the nonprofit industry. The Compensation Committee’s compensation philosophy seeks to align the interests of stockholders and management by tying compensation to our performance, either directly in the form of salary or annual bonuses paid in cash, or indirectly in the form of appreciation of stock options granted to employees through our equity incentive programs.
Executive Compensation
      We have a compensation program which consists of two principal components: cash-based compensation and equity-based compensation. These two principal components are intended to attract, retain, motivate and reward executives who are expected to manage both the short-term and long-term success of our company.
      Cash-Based Compensation. Cash-based compensation consists of salary, or base pay, and a discretionary annual bonus. The salaries and bonuses of each of the Named Executive Officers, other than the Chief Executive Officer, for the year ended December 31, 2004 were reviewed by the Compensation Committee upon the recommendation of the Chief Executive Officer. In its review, the Compensation Committee takes into account peer group practices and other appropriate factors, such as corporate and individual performance and historical compensation practices for such officers.
      Equity Incentive Programs. Long-term equity incentives, including stock options granted pursuant to our 2004 Stock Plan and 2001, 2000 and 1999 Stock Option Plans, align the economic interests of management and employees with those of its stockholders. Stock options are a particularly strong incentive because they are valuable to employees only if the fair market value of the common stock increases above the exercise price, which is set at the fair market value of the common stock on the date the option is granted. In addition, employees must remain employed for a fixed period of time in order for the options to vest fully. In connection with the adoption of our 2004 Stock Plan, the 1999, 2000 and 2001 Stock Option Plans were terminated with respect to future grants. Generally, options granted under the 2004 Stock Plan will vest as to 25% of the shares on each of the first, second, third and fourth anniversaries of the date of grant. The Board of Directors or the Compensation Committee may grant options with vesting schedules that differ from such general schedule.
      The number of options granted to each executive, other than the Chief Executive Officer, is determined by the Compensation Committee upon the recommendation of the Chief Executive Officer. In making its determination, the Compensation Committee considers the executive’s position, his or her individual performance, the number of options held by the executive and other relevant factors.
Compensation of Chief Executive Officer
      In determining compensation for the Chief Executive Officer, the Committee considers factors such as Blackbaud’s performance and relative stockholder return, comparative compensation data of other chief executive officers at comparable companies, and the individual performance of the Chief Executive Officer in meeting Blackbaud’s goals. Robert J. Sywolski has served as our President and Chief Executive Officer since March 2000. Due to the outstanding company and individual performance in 2004, especially with respect to our revenue growth, Adjusted EBITDA and initial public offering, the Compensation Committee determined to pay him a cash bonus of $481,840. In addition, after reviewing salary data for chief executive officers of other comparable companies, the Compensation Committee determined to set Mr. Sywolski’s base salary at $525,000 for 2005.
Tax Deductibility of Executive Compensation
      Section 162 of the Code limits the federal income tax deductibility of compensation paid to the Chief Executive Officer and to each of the Named Executive Officers. We may deduct such compensation only to the extent that during any fiscal year the compensation paid to such individual does not exceed $1 million or meet certain specified conditions (including stockholder approval). Based on our current compensation plans and policies and proposed regulations interpreting this provision of the Code, we believe that, for the near future, there is little risk that we will lose any significant tax deduction for executive compensation.
Summary
      The Compensation Committee intends that its compensation program shall be fair and motivating and shall be successful in attracting and retaining qualified employees and in linking compensation directly to Blackbaud’s success. The Board of Directors and the Compensation Committee intend to review this program on an ongoing basis to evaluate its continued effectiveness.

THE COMPENSATION COMMITTEE OF THE
BOARD OF DIRECTORS

Marco W. Hellman, Chairman
Paul V. Barber
David R. Tunnell

BLACKBAUD STOCK PRICE PERFORMANCE GRAPH
      Set forth below is a graph comparing cumulative total return on $100 invested, alternatively, in our common stock, the Center for Research in Security Prices, or CRSP, Total Return Index for the Nasdaq Stock Market and a peer group industry index based on the standard industrial code for computer programming, data processing and other computer-related services, for the period commencing on July 26, 2004, the first date our common stock was traded on the Nasdaq National Market, and ending on December 31, 2004.
      The stock price performance graph set forth below shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed “filed with” or “soliciting material” under such Acts. Stockholder returns over the period indicated should not be considered indicative of future stockholder returns.
Comparison of the Cumulative Total Return Among
Blackbaud, Inc. and Comparative Indices

	07/26/2004	12/31/2004

BLKB	100.00	167.31
CRSP Total Market Return Index	100.00	118.23
Peer Group	100.00	120.13
      No cash dividends were paid on our common stock in the year ended December 31, 2004. On February 1, 2005, we announced that our Board of Directors adopted a dividend policy that reflects an intention to distribute to our stockholders a portion of the cash generated by our business that exceeds our operating needs and capital expenditures as regular quarterly dividends. In accordance with this dividend policy, we paid an initial dividend of $0.05 per share on February 28, 2005 to stockholders of record on February 14, 2005, and currently intend to continue to pay quarterly dividends at an annual rate of $0.20 per share for the fiscal year ending December 31, 2005. Dividends will be paid only if and to the extent they are declared by our Board of Directors and are permitted by applicable law and by the terms of our credit facility. Dividend payments are not guaranteed and our Board of Directors may decide, in its absolute discretion, at any time and for any reason, not to declare or pay further dividends. Dividends on our common stock are not cumulative.

AUDIT COMMITTEE REPORT
      Our Audit Committee has (1) reviewed and discussed the audited financial statements with management, (2) discussed with PricewaterhouseCoopers LLP, our independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, and (3) received the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board Standard No. 1, and has discussed the accounting firms’ independence with the independent registered public accounting firm. Based upon these discussions and reviews, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and filed with the SEC.
      Our Audit Committee is currently composed of the following three directors, all of whom are independent directors as defined in Rule 4200(a)(14) of the Nasdaq listing standards and Section 10A(m)(3) of the Exchange Act: Paul V. Barber; Sandra J. Hernández; and Andrew Leitch. The Board of Directors has determined that Mr. Leitch is an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K promulgated by the SEC. Our Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is attached to this proxy statement as Appendix A and is also available under Corporate Governance in the Business – Investor Relations section of our website at www.blackbaud.com.
      PricewaterhouseCoopers LLP served as our independent registered public accounting firm for 2004 and audited our consolidated financial statements for the year ended December 31, 2004.
Summary of Fees
      The Audit Committee has adopted a policy for the pre-approval of all audit and permitted non-audit services that may be performed by our independent registered public accounting firm. Under this policy, each year, at the time it engages the independent registered public accounting firm, the Audit Committee pre-approves the audit engagement terms and fees and may also pre-approve detailed types of audit-related and permitted tax services, subject to certain dollar limits, to be performed during the year. All other permitted non-audit services are required to be pre-approved by the Audit Committee on an engagement-by-engagement basis. The Audit Committee may delegate its authority to pre-approve services to one or more of its members, whose activities are reported to the Audit Committee at each regularly scheduled meeting.
      The following table summarizes the aggregate fees billed for professional services rendered to us by PricewaterhouseCoopers LLP in 2003 and 2004. A description of these various fees and services follows the table.

	2003	2004

Audit Fees	$85,000	$883,000
Audit-related Fees	—	30,000
Tax Fees	53,551	121,367
All Other Fees	—	—

Total	$138,551	$1,034,367

Audit Fees
      The aggregate fees billed to us by PricewaterhouseCoopers LLP in connection with the annual audit, for the reviews of our financial statements included in the quarterly reports on Form 10-Q, and for other services normally provided in connection with statutory and regulatory filings, were approximately $85,000 and $883,000 for 2003 and 2004, respectively. The increase in fees for 2004 was due to our initial public offering.

Audit-Related Fees
      The aggregate fees billed to us by PricewaterhouseCoopers LLP for audit-related services were approximately $0 and $30,000 for the years ended December 31, 2003 and 2004, respectively. The fees in 2004 were incurred in connection with due diligence relating to potential corporate transactions.
Tax Fees
      The aggregate fees billed to us by PricewaterhouseCoopers LLP in connection with tax services were approximately $53,551 and $121,367 for the years ended December 31, 2003 and 2004, respectively. Tax Fees are fees for tax compliance, tax advice and tax planning.
All Other Fees
      We did not engage PricewaterhouseCoopers LLP for any services other than those listed above during 2003 or 2004.
      Our Audit Committee has considered whether and determined that the provision of the non-audit services rendered to us during 2004 was compatible with maintaining the independence of PricewaterhouseCoopers LLP.

THE AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS

Andrew Leitch, Chairman
Paul V. Barber
Sandra J. Hernández
OTHER MATTERS
      We do not know of any other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors recommends.

THE BOARD OF DIRECTORS
Dated: April 30, 2005

Appendix A
BLACKBAUD, INC.
AUDIT COMMITTEE CHARTER
Purpose
      The Audit Committee is appointed by the Board to oversee the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements. In that regard, the Audit Committee assists the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors, and (4) the compliance by the Company with legal and regulatory requirements.
      The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement.
Committee Membership
      The Audit Committee shall consist of no fewer than three members. The members of the Audit Committee shall meet the independence and experience requirements of Nasdaq and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 (the “Exchange Act”) (subject to the exemptions provided in Rule 10A-3(c)). However, one director who does not meet the Nasdaq definition of independence, but who meets the criteria set forth in Section 10A(m)(3) under the Exchange Act and the rules thereunder, and who is not a current officer or employee or a family member of such person, may serve for no more than two years on the Audit Committee if the Board, under exceptional and limited circumstances, determines that such individual’s membership is required by the best interests of the Company and its stockholders. Such person must satisfy the independence requirements set forth in Section 10A(m)(3) of the Exchange Act, and may not chair the Audit Committee. The use of this “exceptional and limited circumstances” exception must be disclosed in the annual proxy statement, as well as the nature of the individual’s relationship to the Company and the basis for the Board’s determination.
      At least one member of the Audit Committee shall be a financial expert as defined by the Commission.
      The members of the Audit Committee shall be appointed and may be replaced by the Board.
Meetings
      The Audit Committee shall meet as often as it determines necessary but not less frequently than quarterly. The Audit Committee shall meet periodically with management, the internal auditors, if any, and the independent auditor in separate executive sessions. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.
Committee Authority and Responsibilities
      The Audit Committee shall have the sole authority to appoint, determine funding for, and oversee the outside auditors. The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Audit Committee.
      The Audit Committee shall pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the

Exchange Act which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.
      The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to engage and determine funding for independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Audit Committee.
      The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.
      The Audit Committee, to the extent it deems necessary or appropriate, shall:
Financial Statement and Disclosure Matters

1.	Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

2.	Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements.

3.	Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

4.	Review and discuss quarterly reports from the independent auditors on:

(a)	All critical accounting policies and practices to be used.

(b)	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

(c)	Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

5.	Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

6.	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

7.	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

8.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

9.	Review disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

10.	Ensure that a public announcement of the Company’s receipt of an audit opinion that contains a going concern qualification is made promptly.
Oversight of the Company’s Relationship with the Independent Auditor

11.	Review and evaluate the lead partner of the independent auditor team.

12.	Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and internal auditors. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

13.	Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

14.	Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

15.	Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.
Compliance Oversight Responsibilities

16.	Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act has not been implicated.

17.	Obtain reports from management, the Company’s senior internal auditing executive and the independent auditor that the Company and its subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company’s Code of Business Conduct and Ethics. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Business Conduct and Ethics.

18.	Approve all related party transactions.

19.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

20.	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

21.	Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.
Oversight of the Company’s Internal Audit Function

22.	Review the appointment and replacement of the senior internal auditing executive, if any.

23.	Review the significant reports to management prepared by the internal auditing department and management’s responses.

24.	Discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.
Limitation of Audit Committee’s Role
      While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.
      Adopted by the Board of Directors on March 23, 2004.

BLACKBAUD, INC.

PROXY FOR THE 2005 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder of Blackbaud, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 30, 2005, and hereby appoints Robert J. Sywolski and Timothy V. Williams and each of them proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2005 Annual Meeting of Stockholders of Blackbaud, Inc., to be held on Tuesday, June 21, 2005 at 10:00 a.m. at Blackbaud’s headquarters located at 2000 Daniel Island Drive, Charleston, South Carolina and any adjournment(s) thereof, and to vote all common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

Election of Directors
1. The Board of Directors recommends a vote FOR the listed Class A Director nominees for a three-year term expiring in 2008.

	FOR	WITHHOLD
01 – Paul V. Barber	☐	☐
02 – Marco W. Hellman	☐	☐

Issues
The Board of Directors recommends a vote FOR the following proposals:

2. Proposal to approve the amendment of our 2004 Stock Plan to increase the number of shares of common stock reserved for issuance thereunder from 1,156,250 to 1,906,250;

☐ FOR	☐AGAINST	☐ ABSTAIN

3. Proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005.

☐ FOR	☐AGAINST	☐ ABSTAIN

In their discretion, the proxies are authorized to vote upon such other matter(s) which may properly come before the meeting and at any adjournment(s) thereof.

MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW ☐

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED (1) FOR THE LISTED NOMINEES IN THE ELECTION OF DIRECTORS, (2) FOR THE AMENDMENT OF THE 2004 STOCK PLAN AND (3) FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2005 FISCAL YEAR .

Both of such attorneys or substitutes (if both are present and acting at said meeting or any adjournment(s) thereof, or, if only one shall be present and acting, then that one) shall have and may exercise all of the powers of said attorneys-in-fact hereunder

Dated: , 2005

Signature:

Signature:

(This proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)